Exhibit 99.D

Dated 30 December 2014

(1)                                 VERNE CAPITAL LIMITED

and

(2)                                 UNICORN RICHES LIMITED

SHARE MORTGAGE

CONTENTS

1.	Definitions and Interpretations	1

2.	Covenant to Pay and Mortgage of Shares	4

3.	Representations	4

4.	Covenants Concerning the Shares	5

5.	Rights in respect of Shares	5

6.	Power of Attorney	8

7.	Remedies are Cumulative	8

8.	Release of Mortgage	8

9.	Share Mortgage Support Documents	8

10.	Register of Charges	9

11.	Variation of Indebtedness	9

12.	Notices	9

13.	Counterparts	10

14.	Third Party Rights	10

15.	Governing Law	10

TRANSFER OF SHARES		12

NOTICE OF MORTGAGE		13

IRREVOCABLE PROXY		14

LETTER OF UNDERTAKING AND CONFIRMATION		15

THIS SHARE MORTGAGE dated 30 December 2014 (this “Mortgage”) is made by and between:

(1)                                 VERNE CAPITAL LIMITED, Quastisky Building, P.O. Box 4389, Road Town, Tortola, British Virgin Islands, in its capacity as the legal and beneficial owner of all rights to and under the Mortgaged Shares (the “Mortgagor”); and

(2)                                 UNICORN RICHES LIMITED (麒裕有限公司), acting through its office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Mortgagee”).

WHEREAS

(A)                               The parties have agreed to enter into a financing transaction pursuant to which the Mortgagee will lend funds in the amount of up to US$ 15,000,000 to the Mortgagor pursuant to the terms of the Loan Agreement (as defined below).

(B)                               The parties hereto have agreed to enter into this Mortgage in order to secure the Obligations (as defined below).

NOW THIS DEED WITNESSETH and it is hereby agreed as follows:

1.                                      Definitions and Interpretations

1.1                               The following terms have the meanings set opposite unless the context otherwise requires:

1.1.1 Additional Shares	any Class A Ordinary Shares in the Company acquired by the Mortgagor after the date of this Mortgage up to an amount of 3,731,034 Class A Ordinary Shares;

1.1.2 Board	The board of directors of the Company;

1.1.3 Company

Tuniu Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands, the principal executive office of which is at Tuniu Building No.669-32, Xuanwudadao, Xuanwu District, Nanjing, Jiangsu Province 210042, People’s Republic of China;

1.1.4 Default	an “event of default” as such term is defined in the Loan Agreement;

1.1.5 Initial Shares	the 3,731,034 Class B Ordinary Shares registered in the Register of Members of the Company as legally and beneficially owned by the Mortgagor on the date hereof, including any Class A Ordinary Shares and related American Depositary Shares in the Company that may be issued as a result of the conversion, automatic or otherwise, of such ordinary shares;

1.1.6 Legal Reservations

(a) the principle that equitable remedies may be granted or refused at the discretion of a court;

(b) the limitation of enforcement by laws relating to insolvency, reorganization, penalties and other laws generally affecting the rights of creditors;

(c) the time barring of claims under the statutes of limitation;

(d) the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void; and

(e) defenses of set-off or counterclaim;

1.1.7 Loan Agreement

the loan agreement dated on or about the date hereof and entered into by the Mortgagor and the Mortgagee with respect to a loan in the aggregate amount of US$15,000,000 made or to be made available to the Mortgagor (as amended, amended and restated, or otherwise modified, in a material fashion or otherwise, from time to time);

1.1.8 Mortgaged Shares	the Initial Shares and the Additional Shares;

1.1.9 Obligations	all obligations of the Mortgagor to the Mortgagee pursuant to the terms of the Loan Agreement;

1.1.10 Related Rights	(a) the proceeds of sale of any part of the Mortgaged Shares; (b) all rights under any agreement for sale or other disposal in respect of the Mortgaged

 Shares;

(c) all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities and/or covenants for title in respect of the Mortgaged Shares;

(d) any moneys and proceeds paid or payable in respect of the Mortgaged Shares;

(e) all dividends, distributions, interest and monies payable in respect thereof and any rights, assets, shares and/or securities (including additional Class A Ordinary Shares and Class B Ordinary Shares in the Company) deriving from the Mortgaged Shares or accruing to the Mortgaged Shares whether by way of redemption, bonus, preference, option, substitution, conversion, compensation or otherwise; and/or

(f) any rights against any depositary, custodian, nominee, clearing system in which such Mortgaged Shares may be deposited; and

1.1.11 Security Period	the period commencing on the date of execution of this Mortgage and terminating upon performance, discharge and payment in full of the Obligations.

1.2                               Unless the context otherwise requires, words used herein importing the singular number shall include the plural number and vice-versa, words importing the masculine gender only shall include the feminine gender and words importing persons only shall include companies or associations or bodies of persons whether incorporated or not.

1.3                               The headings to clauses are for convenience only and have no legal effect.

References herein to the Mortgaged Shares shall be deemed and construed to include and extend to any Class A Ordinary Shares and related American Depositary Shares of the Company that are issued as a result of any conversion, automatic or otherwise, of the Class B Ordinary Shares of the Company that are the subject of this Mortgage.

2.                                      Covenant to Pay and Mortgage of Shares

2.1                               The Mortgagor hereby covenants with the Mortgagee to discharge and satisfy in full the Obligations as and when the same become due in accordance with the terms of the Loan Agreement.

2.2                               The Mortgagor, as legal and beneficial owner, hereby mortgages, charges, assigns, transfers, deposits, sets over and confirms to the Mortgagee the beneficial interest in and to the Mortgaged Shares and the Related Rights and all of its right, title and interest therein as collateral and continuing security for the performance and due and punctual payment of the Obligations.

3.                                      Representations

The Mortgagor hereby represents and warrants to the Mortgagee on each day (except for clause 3.2, which is made as of the date of this Mortgage only) during the Security Period as follows:

3.1                               the Mortgagor has full power and authority to enter into and perform its obligations under, and to grant to the Mortgagee the rights created by, this Mortgage;

3.2                               as of the date of this Mortgage, the authorized share capital of the Company is US$100,000 made of 1,000,000,000 shares divided into (i) 780,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 120,000,000 Class B Ordinary Shares of  par value of US$0.0001 each, of which a total of 6,949,997 Class B Ordinary Shares are (A) duly issued and registered in the name of the Mortgagor on the Register of Members of the Company, (B) fully paid, and (C) have the rights specified in the relevant constitutional documents of the Company (copies of which have been delivered to the Mortgagee), and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with Article 9 of the Articles of Association of the Company;

3.3                               there is no option, preemption right or other right outstanding nor is there any other agreement by virtue of which any person is entitled to have issued or transferred to such person the Mortgaged Shares or, to the extent applicable, the Related Rights;

3.4                               the Mortgagor is the legal and beneficial owner of the Initial Shares and the Related Rights and has full right and title to the same and the same are free from any charge, lien or encumbrance of any kind save as created pursuant to this Mortgage;

3.5                               the Mortgagor has duly executed and delivered this Mortgage;

3.6                               subject to the Legal Reservations, this Mortgage constitutes a valid and legally binding obligation of the Mortgagor enforceable against the Mortgagor in accordance with its terms;

3.7                               the Mortgagor has carefully considered the terms of this Mortgage and has had the benefit of independent legal advice before signing this Mortgage;

3.8                               subject to the Legal Reservations, the entry into and performance by the Mortgagor of this Mortgage does not violate in any material respect (i) any applicable law or regulation of any governmental or official authority or body, or (ii) any agreement, contract or other undertaking to which the Mortgagor is a party or which is binding upon the Mortgagor or any of its assets;

3.9                               all consents, licenses, approvals and authorizations required to be obtained by the Mortgagor in connection with the entry into, performance, validity and enforceability of this Mortgage have been obtained (or will be, by the time required) and are in full force and effect (or will be, by the time required) and will be so maintained; and

3.10                        the Mortgagor has taken all necessary action to authorize the execution and delivery of this Mortgage in accordance with its terms.

4.                                      Covenants Concerning the Shares

The Mortgagor covenants and agrees with the Mortgagee that during the Security Period:

4.1                               the Mortgagor will not sell, assign, transfer, mortgage, charge, pledge or encumber in any manner the Mortgaged Shares or the Related Rights or suffer to exist any mortgage, charge, lien or encumbrance whatsoever on the Mortgaged Shares or the Related Rights save as created pursuant to this Mortgage, provided however, the Mortgagor may (a) convert the Mortgaged Shares in accordance with the proviso in Section 1(b) of the Loan Agreement and/or (b) sell or transfer the Mortgaged Shares for the purpose to use the consideration for the sale or transfer to repay or prepay the loans outstanding under the Loan Agreement; and

4.2                               the Mortgagor will not take any action with respect to the Company which could reasonably be expected to materially prejudice in any way the security of the Mortgagee under this Mortgage.

5.                                      Rights in respect of Shares

The Mortgagor further agrees with the Mortgagee as follows:

5.1                               unless and until a Default has occurred and is continuing:

5.1.1                     the Mortgagor shall be entitled to exercise all voting (either directly or through its nominee) and/or consensual powers pertaining to the

Mortgaged Shares or any part thereof for all purposes not inconsistent with the terms of this Mortgage; and

5.1.2                     the Mortgagor shall be entitled to receive and retain any dividends, interest or other moneys accruing on or paid in respect of the Mortgaged Shares or any part thereof;

5.2                               if a Default shall occur and be continuing, the Mortgagee shall have the sole and exclusive right:

5.2.1                     to exercise all voting, conversion and consensual powers pertaining to the Mortgaged Shares (whether by way of proxy acting in the name of the Mortgagor or, upon foreclosure, after automatic conversion of Class B Ordinary Shares in accordance with the terms of the Company’s Articles of Association (as the case may be)) or any part thereof and the Mortgagee shall exercise such powers in such manner as the Mortgagee may elect; and

5.2.2                     to receive any dividend, interest or other distribution paid or to be made in respect of the Mortgaged Shares;

5.3                               if a Default occurs and is continuing, the Mortgagee may, with a written notice to the Mortgagor ten (10) business days in advance, except as hereinafter provided, sell the Mortgaged Shares or the Related Rights or any part thereof by such method, at such place and upon such terms as the Mortgagee may in its discretion determine including, without limitation, at public or private sale for cash, upon credit or for future delivery and at such price or prices as the Mortgagee may deem best and the Mortgagee shall be entitled to purchase any and all of the Mortgaged Shares or Related Rights so sold and thereafter hold the same absolutely free from any right or claim of whatsoever kind. Upon any such sale, the Mortgagee shall have the right to deliver, assign and transfer to each purchaser thereof the Mortgaged Shares or Related Rights so sold. Each purchaser at any such sale shall hold the property so sold absolutely free from any claim or right of whatsoever kind including any equity or right of redemption of the Mortgagor who hereby specifically waives all rights of redemption, stay or appraisal which the Mortgagor has or may have under any rule or law or statute now existing or hereinafter adopted. The Mortgagee shall give to the Mortgagor ten (10) business days written notice of its intention to make any such public or private sale. Such notice in case of public sale shall state the time and place fixed for such sale and in case of private sale the day on which the Mortgaged Shares or Related Rights or that portion thereof so being sold will first be offered for sale. Any such public sale shall be held at such time or times within ordinary business hours and at such place as the Mortgagee may fix in the notice of such sale. At such sale, the Mortgaged Shares or Related Rights may be sold in one lot as an entirety or in separate parcels as the Mortgagee may determine. The Mortgagee shall not be obliged to make any public or private sale and may cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Mortgaged Shares or Related Rights on credit or for future delivery the Mortgaged Shares or Related Rights so sold may be retained by the Mortgagee until the selling price is paid by each purchaser thereof but the Mortgagee shall incur no liability in the case of the failure of such purchaser to take up and pay for the Mortgaged Shares or Related Rights so sold and in case of any such failing such Mortgaged Shares or Related Rights may again be sold upon like notice. The Mortgagee instead of exercising the power of sale herein conferred upon it may proceed by a suit or suits at law or in equity to foreclose this Mortgage and sell the Mortgaged Shares or Related Rights or any portion thereof under a judgment or decree of a court or courts of competent jurisdiction, the Mortgagor having been given due notice of all such action;

5.4                               the proceeds of any sale or other enforcement in respect of all or any part of the Mortgaged Shares or Related Rights shall be applied by the Mortgagee first in paying the expenses of any such sale or other enforcement and thereafter in reduction of the Obligations in such order as the Mortgagee may determine;

5.5                               in the event of a Default which is continuing, the Mortgagee shall be entitled to date and implement the documents delivered to it pursuant to clause 9 hereof as appropriate and to take all steps to register the Mortgaged Shares or Related Rights in its name or that of its nominees and to assume control as registered owner of the Mortgaged Shares and Related Rights;

provided that in all cases for so long as the Mortgagor is the registered owner of the Mortgaged Shares or Related Rights:

5.5.1                     the Mortgagor shall remain liable to perform all the obligations assumed by it in relation to the Mortgaged Shares and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in event of any failure by the Mortgagor to perform its obligations in respect thereof; and

5.5.2                     the Mortgagor shall pay all calls or other payments, and shall discharge all other obligations, which may become due in respect of any of the Mortgaged Shares or Related Rights failing which the Mortgagee may if it thinks fit (but shall not be required to do so) make such payments or discharge such obligations on behalf of the Mortgagor. Any sums so paid by the Mortgagee in respect thereof shall be payable by the Mortgagor to the Mortgagee on demand and pending such repayment shall constitute part of the Obligations;  and

5.6                               the Mortgagee shall not have any duty (whether registered as the legal mortgagee of the Mortgaged Shares or Related Rights or not) to ensure that any dividends, interest or other moneys and assets receivable in respect of the Mortgaged Shares or Related Rights are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Mortgaged Shares or Related Rights or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption, bonus, rights, preference or otherwise on, or in respect of, any of the Mortgaged Shares.

6.                                      Power of Attorney

The Mortgagee by way of security for the payment by the Mortgagor of the Obligations and the performance of its obligations under this Mortgage is hereby irrevocably (coupled with the interest of this Mortgage) appointed the attorney-in-fact of the Mortgagor for the purpose of carrying out the provisions of this Mortgage and taking any action and executing any instruments which the Mortgagee may deem necessary or advisable to accomplish the full benefit of this Mortgage, including for the avoidance of doubt, any conversion of the Mortgaged Shares into Class A Ordinary Shares and American Depositary Shares of the Company, or to constitute the security constituted hereunder or to convey or transfer ownership of the Mortgaged Shares or Related Rights.

7.                                      Remedies are Cumulative

No failure on the part of the Mortgagee to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Mortgagee of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

8.                                      Release of Mortgage

Upon performance, discharge and payment in full of the Obligations unconditionally and irrevocably, this Mortgage and the rights and obligations of the parties hereto shall terminate and the Mortgagee shall, at the request of the Mortgagor, take whatever action is necessary to release the Mortgaged Shares from the security created under this Mortgage.

9.                                      Share Mortgage Support Documents

The Mortgagor hereby undertakes to deliver to the Mortgagee on the date hereof as security in accordance with the terms of this Mortgage the following in form and substance acceptable to the Mortgagee:

9.1                               blank transfer forms in respect of the legal and beneficial title to the Mortgaged Shares, which is undated and signed by an authorized signatory of the Mortgagor (such authorized signatory of the Mortgagor shall not be changed without the prior written consent of the Mortgagee and if so changed, a new blank transfer form signed by such new authorized signatory shall have been delivered to the Mortgagee in accordance with this clause 9.1);

9.2                               the notice of this Mortgage to the Company and custodian of the Mortgaged Shares;

9.3                               an executed shareholder proxy in favor of the Mortgagee;

9.4                               all original share certificates, instruments and other evidence of title to the Mortgaged Shares; and

9.5                               an executed letter of undertaking and confirmation from the Company.

Upon release of the Mortgaged Shares from the security created hereunder, the Mortgagee shall promptly (and in any event no later than fourteen (14) business days from the date of such release) return to the Mortgagor, or confirm to the Mortgagor in writing the destruction of, the documents set out in clauses 9.1, 9.3, 9.4 and 9.5 above (with respect to the documents set out in clause 9.4, return to the Mortgagor only).

10.                               Register of Charges

Immediately after the execution of this Mortgage, the Mortgagor shall enter particulars of the security created pursuant to this Mortgage in its register of charges (the “Register of Charges”).  The Mortgagor shall deliver or procure to be delivered to the Mortgagee a certified copy of the updated Register of Charges recording the particulars of the security created pursuant to this Mortgage.

11.                               Variation of Indebtedness

The Mortgagee may at all times, without discharging or in any way affecting this security, determine, vary or increase any credit to the Mortgagor, grant to the Mortgagor or to any other person any time or indulgence, deal with, exchange, release, modify or abstain from perfecting or enforcing any security, or other right which the Mortgagee may now or hereafter have regarding the Obligations, compound with the Mortgagor, or agree to any amendment (material or otherwise) or supplement to the Loan Agreement and any other security provided to the Mortgagee thereunder.

12.                               Notices

Any notice or other communication hereunder shall be provided by the Mortgagor and the Mortgagee to the address for notices of each of the Mortgagor and the Mortgagee (respectively) specified below:

If to the Mortgagor, to:

Verne Capital Limited

Tuniu Building, No. 699-32

Xuanwudadao, Xuanwu District

Nanjing, Jiangsu Province 210042

People’s Republic of China

Attention: Haifeng Yan

If to the Mortgagee, to:

Unicorn Riches Limited (麒裕有限公司)

6F, South Tower C, Raycom Info Tech Park

No.2 Kexueyuan South Road

Haidian District, Beijing, 100190

People’s Republic of China

Attention: Chen Wen

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

37th Floor, Hysan Place

500 Hennessy Road

Causeway Bay, Hong Kong

Attention: Denise Shiu

13.                               Counterparts

This Mortgage may be executed in one or more counterparts, each of which shall be deemed originals, all of which together shall constitute one and the same instrument.

14.                               Third Party Rights

A person who is not a party to this Mortgage has no right under the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced, to enforce any term of this Mortgage.

15.                               Governing Law

This Mortgage shall be governed by and construed in accordance with the laws of the Cayman Islands and the parties hereby submit to the non-exclusive jurisdiction of the courts of the Cayman Islands.

IN WITNESS whereof the parties hereto have caused this Mortgage to be duly executed and delivered as a Deed the day and year first above written.

EXECUTED and DELIVERED as a DEED by VERNE CAPITAL LIMITED in the presence of:	) ) )	By:	/s/ Haifeng Yan
	)	Name:	Haifeng Yan
	)	Title:	Director
)
/s/ Yang Li	)
Witness

EXECUTED and DELIVERED as a DEED by UNICORN RICHES LIMITED (麒裕有限公司) in the presence of:	) ) )	By:	/s/ Shunlong Wang
	)	Name:
	)	Title:
)
)

/s/ Yuchun Hu
Witness

TUNIU CORPORATION
(“COMPANY”)

TRANSFER OF SHARES

VERNE CAPITAL LIMITED, Quastisky Building, P.O. Box 4389, Road Town, Tortola, British Virgin Islands, in consideration of the sum of US$1.00 and other good and valuable consideration paid to me by                       of                                (hereinafter called “the Transferee”) do hereby transfer to the Transferee legal and beneficial title to the               [Class A/Class B] Ordinary Shares in the Company to hold the same unto the Transferee subject to the several conditions on which I hold the same; and I the Transferee do hereby agree to take the legal and beneficial title to the said shares subject to the conditions aforesaid.

This Transfer of Shares is issued pursuant to a Share Mortgage dated 30 December 2014 in favor of Unicorn Riches Limited who are authorized to complete this Transfer under the terms thereof.

As witness our hands the      day of                          .

Transferor:	Transferee:

By:	By:
Name:	Name:
Title:	Title:

NOTICE OF MORTGAGE FROM
VERNE CAPITAL LIMITED

To:                                                           Tuniu Corporation (“Company”)

Tuniu Building No.669-32

Xuanwudadao, Xuanwu District

Nanjing, Jiangsu Province 210042

People’s Republic of China

30 December 2014

Dear Sirs and Madams,

Re: Share Mortgage

I hereby notify you that pursuant to a share mortgage agreement dated 30 December 2014 made between me and Unicorn Riches Limited as Mortgagee (the “Share Mortgage”), a security interest over 3,731,034 Class A Ordinary Shares in the Company and 3,731,034 Class B Ordinary Shares in the Company (collectively, the “Shares”) has been granted in favor of the Mortgagee and at any time after the Mortgagee notifies you that a Default (as defined in the Share Mortgage) has occurred you may take such steps to register the Mortgagee or its nominee as the registered holder of the Shares pursuant to the terms of the Share Mortgage (as the Mortgagee may instruct you in writing).

I hereby instruct you to make no other transfer of ordinary shares in the Company, in accordance with the Share Mortgage, until such time as the Mortgagee has confirmed that the Obligations (as defined in the Share Mortgage) have been unconditionally and irrevocably discharged.

Yours faithfully

VERNE CAPITAL LIMITED

By:
Name:
Title:

IRREVOCABLE PROXY

OF

VERNE CAPITAL LIMITED

The undersigned, Verne Capital Limited, being the legal owner of 6,949,997 Class B Ordinary Shares and 4,104,137 Class A Ordinary Shares issued shares (collectively, the “Shares”) in the share capital of Tuniu Corporation (the “Company”), a company incorporated in the Cayman Islands, hereby makes, constitutes and appoints Unicorn Riches Limited (the “Attorney”) as the true and lawful attorney and proxy of the undersigned with full power to appoint a nominee or nominees to act hereunder from time to time and to vote the Mortgaged Shares (as defined below) represented by the Share Certificate(s) of the Company at all general meetings of shareholders or stockholders of the Company with the same force and effect as the undersigned might or could do and to requisition and convene a meeting or meetings of the shareholders of the Company for the purpose of appointing or confirming the appointment of new directors of the Company and/or such other matters as may in the opinion of the Attorney be necessary or desirable for the purpose of implementing the mortgage referenced in the Share Mortgage Agreement (as defined below) and the undersigned hereby ratifies and confirms all that the said attorney or its nominee or nominees shall do or cause to be done by virtue hereof.

Pursuant to that certain share mortgage agreement dated 30 December 2014 between Verne Capital Limited and Unicorn Riches Limited (the “Share Mortgage Agreement”), 3,731,034 Class A Ordinary Shares in the Company and 3,731,034 Class B Ordinary Shares (collectively, the “Mortgaged Shares”) have been mortgaged to the Attorney.

This power and proxy is given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee and is irrevocable and shall remain irrevocable as long as the Share Mortgage Agreement is in force.

In witness whereof this instrument has been duly executed this     day of          as a deed.

EXECUTED and	)

DELIVERED as a DEED by	)

VERNE CAPITAL LIMITED	)

Director

LETTER OF UNDERTAKING AND CONFIRMATION FROM

TUNIU CORPORATION

30 December 2014

To:                                                           Unicorn Riches Limited (麒裕有限公司)

P.O. Box 957, Offshore Incorporations Centre

Road Town, Tortola

British Virgin Islands

Dear Sirs and Madams,

We refer to that certain share mortgage agreement (the “Share Mortgage Agreement”) dated 30 December 2014 by and between Verne Capital Limited (the “Mortgagor”) and Unicorn Riches Limited (the “Mortgagee”) in respect of shares of Tuniu Corporation whereby, inter alia, the Mortgagor granted a security interest over the Mortgaged Shares in favor of the Mortgagee.  Capitalized words and expressions used in this letter which are not expressly defined herein have the meanings ascribed to them in the Share Mortgage Agreement and following words shall have the following meanings:

“Discharge Date” means the date on which the Company provides the registered office service provider with a copy of the written confirmation of release of the security interests over the Mortgaged Shares that is received from the Mortgagee.

1.                          The Company hereby undertakes at any time following the occurrence of a Default and until the Discharge Date, written notification of each having been received by the Company, in accordance with the articles of association of the Company, to register in the Company’s register of members any and all transfers of the Mortgaged Shares to the Mortgagee (or its nominee), as submitted to the Company by the Mortgagee.

2.                          The Company hereby undertakes to maintain the Company’s register of members at its office in Hong Kong and shall not maintain any duplicate or other register of members in any location outside of Hong Kong.

3.                          The Company hereby confirms that it has instructed its registered office service provider to make an annotation of the existence of the Share Mortgage Agreement and the security interests created thereby on the Company’s register of members.

In witness whereof this instrument has been duly executed this 30 December 2014 as a deed.

EXECUTED and	)

DELIVERED as a DEED by	)

TUNIU CORPORATION	)

Director

EXECUTED and	)

DELIVERED as a DEED by	)

UNICORN RICHES
LIMITED (麒裕有限公司))

Director